Exhibit 5.1

James R. Walther +1 213.243.4297 Direct James.Walther@aporter.com

June 21, 2017

Broadway Financial Corporation

5055 Wilshire Boulevard, Suite 500

Los Angeles, California 90010

Ladies and Gentlemen:

We have acted as counsel to Broadway Financial Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), relating to the issuance of up to 1,648,282 shares of the Company’s voting common stock, par value $0.01 per share (the “Shares”), that may be issued from time to time pursuant to the Broadway Financial Corporation 2008 Long-Term Incentive Plan (the “Plan”).

In rendering the opinion set forth below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Plan and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable.  In our examination, we have assumed the legal capacity of all individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies conform to the original documents, that all records of the Company provided to us for review are accurate and complete, and that all certificates of public officials obtained by us are accurate, complete and authentic.

We have assumed that the Shares, when issued, will be duly authenticated by the transfer agent and registrar for the Shares, that there will be no changes in the documents we have examined, that the Company’s board of directors, or a duly authorized committee thereof, will take all necessary corporate action, including under the terms of the Plan, to authorize and approve the issuance of the Shares and that, at all times prior to the issuance of the Shares, the Company will maintain a sufficient number of authorized but unissued shares of its common stock available for issuance.  We have also assumed that there are no agreements or understandings between or among the Company and any

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participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the provisions of the Plan and of stock options or other awards granted pursuant to the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP